UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

OncoSec Medical Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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Representatives of OncoSec Medical Incorporated (the “Company”) first used the presentation below in a meeting with Institutional Shareholder Services on December 18, 2019. The presentation is also available on the Company’s website at https://advancingoncosec.com/.

oncosec™

Investor Presentation

NASDAQ: ONCS

December 18, 2019

Table of Contents

oncosec IMMUNOTHERAPIES

Executive Summary

The proposed CGP/Sirtex transaction and partnership with CGP and Sirtex provides OncoSec an immediate and crucial $30 million cash infusion

- The proposed CGP/Sirtex transaction accomplishes four critical goals:
  - Provides financial certainty to shareholders;
  - Ensures full funding for OncoSec's ongoing key clinical trials;
  - Eliminates the need to raise capital in a very challenging biotech market; and
  - Funds OncoSec for the foreseeable future.
- At $2.50 per share, the proposed CGP/Sirtex transaction represents an approximately 25% premium over the average share price during 20 days prior to announcement of the transaction on October 10, 2019.
- Even if we sold every share available to us today, we wouldn't have enough capital to get us through the end of the third quarter of 2020 – as Alpha falsely suggests – given OncoSec's limitations under the "baby shelf" rules that restrict our ability to raise capital via traditional offerings and market conditions.

OncoSec ran a comprehensive process evaluating potentially available strategic alternatives before agreeing to the proposed CGP/Sirtex transaction

- Starting in January 2018, OncoSec worked with industry-leading financial and business development advisory firms to explore the full range of options available to us – including additional capital raises or a sale of OncoSec.
- We ran a comprehensive process which included conversations with ~175 companies, entered into confidentiality agreements with 22 parties and had potential transaction partners conduct due diligence and review potential transaction terms. Discussions only resulted in one viable proposed transaction – our proposed transaction and partnership with CGP/Sirtex.
- Given the current sector and market conditions, our Board concluded that no potential transactions except for the proposed CGP/Sirtex transaction fairly valued OncoSec or its assets or provided more favorable terms.

Alpha is attempting to subvert the shareholder vote on the proposed CGP/Sirtex transaction and has offered no viable alternatives

- We made repeated attempts at constructive dialogue with Alpha to seek to better understand its rationale for initiating a distracting and expensive proxy contest against the transaction (which shareholders may ultimately have to pay for), to no avail.
- Alpha has made false and misleading statements regarding its relationship with OncoSec, and now has levied baseless accusations as part of its campaign – while also taking concerning steps that may prevent shareholders' voices from being heard.
- Alpha also filed lawsuits against OncoSec in Nevada, which we will vigorously defend. Unfortunately, this is forcing OncoSec to spend millions of dollars on multiple lawsuits, diverting those funds away from our clinical trials and other critical aspects of our business.

Overview of OncoSec Medical Incorporated

oncosec™ IMMUNOTHERAPIES

OncoSec Medical Incorporated is a late-stage biotechnology company developing immunotherapy cancer treatments using our plasmid DNA delivery platform. Through our proprietary technology, TAVO™, we hope to deliver safer and more effective cancer treatments that can provide long-term benefits for patients.

- **Headquarters:** Pennington, NJ, with R&D Laboratories in San Diego, CA
- **Ticker:** NASDAQ Capital Market: ONCS
- **Market Cap ($M) (as of 12/16/19):** $20
- **Stock Price (as of 12/16/19):** $1.86

Technology: We have built a deep and diverse clinical pipeline utilizing our primary technology, TAVO™, as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors. TAVO™ has the potential to become the first marketed therapeutic to address a great unmet need: anti-PD-1 non-responders.

Clinical Pipeline: TAVO™ is being evaluated in combination with Merck's KEYTRUDA® in two ongoing KEYNOTE clinical trials - a pivotal study in metastatic melanoma and a phase 2 study in triple negative breast cancer.

Partnerships: We have a track record of establishing, operating and evolving high-performance partnerships globally. Ongoing collaboration partners include Merck, Dana-Farber Cancer Institute, UCSF, Duke University, Roswell Park Comprehensive Cancer Institute, among others.

Pipeline is Well Diversified with Multiple Growth Opportunities

	REGIMEN	TRIAL	INDICATION	N	PARTNER	PHASE 1	PHASE 2	PIVOTAL
TAVO™ + EP Gene Delivery	TAVO™ + pembrolizumab	KEYNOTE-695	Advanced Melanoma	~100	MERCK	→	→	→
	TAVO™ + pembrolizumab	KEYNOTE-890	Triple Negative Breast Cancer (TNBC)	~25	MERCK	→	→	
	TAVO™ + epacadostat + pembrolizumab	OMS-131 (INVESTIGATOR SPONSORED STUDY)	Squamous cell carcinoma head and neck (SCCHN) cancer	~34	UCSF	→	→	
TAVO™ + VLA	TAVO™ + HER2-plasmid vaccine	Proof of Concept Study	HER2+ Breast Cancers	-	DUKE			
	Intravital microscopy (IVM) + TAVO™ + VLA	Proof of Concept Study	Solid tumors	-	ROSWELL PARK			
CAR-T	CAR-T Monotherapy + Combo with TAVO™	-	TNBC/other solid tumors	-	DANA-FARBER CANCER INSTITUTE			

oncosec IMMUNOTHERAPIES

TAVO's Opportunity

	REGIMEN	TRIAL	INDICATION	N	PARTNER	PHASE 1	PHASE 2	PIVOTAL
TAVO™ + EP Gene Delivery	TAVO™ + pembrolizumab	KEYNOTE-695	Advanced Melanoma	~100	MERCK	→	→	→
	TAVO™ + pembrolizumab	KEYNOTE-890	Triple Negative Breast Cancer (TNBC)	~25	MERCK	→	→	
	TAVO™ + epacadostat + pembrolizumab	OMS-131 (INVESTIGATOR SPONSORED STUDY)	Squamous cell carcinoma head and neck	~34	UCSF	→	→	

- OncoSec is developing TAVO™ to target a range of solid tumors.
- OncoSec has been searching for a viable partner who believes in the potential of TAVO™ and our platform and is willing to make a significant capital commitment.
- To this end, we have secured, subject to shareholder approval, the strategic partnership with CGP and Sirtex. We believe this proposed CGP/Sirtex transaction is not only the best option for OncoSec's future, but is also the only option that provides us sufficient capital to reach data in both KEYNOTE studies in 2020.



Overview of the Proposed CGP/Sirtex Transaction

Overview of Strategic Partnership with CGP and Sirtex

Proposed Partnership: Grand Decade Developments Limited, a wholly owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited ("CGP") and its U.S. affiliate, Sirtex Medical US Holdings, Inc. ("Sirtex") will purchase 12 million newly issued shares of common stock of OncoSec at $2.50/share, which translates into a total investment of $30 million.

If the transaction is Approved:

- CGP and Sirtex will collectively own approximately 53% of OncoSec's shares.
- CGP and Sirtex will have the right to appoint a combined total of three directors to the OncoSec Board, the size of which will then be set at nine directors.

Within 12 Months of Closing: CGP is granted the option to offer to acquire the remaining outstanding stock at a purchase price of (a) $4.50/share or (b) 110% of the last closing price, whichever is greater, of OncoSec's common stock prior to the date of the option notice.

- If CGP decides to make such an offer, OncoSec is under no obligation to accept it.
- Additionally, the shares are subject to a lock-up provision restricting the sale or disposition of the shares for a period of six-months following closing and a standstill provision prohibiting certain actions (e.g. proxy solicitation) by CGP and Sirtex during the option period.
- Moreover, if CGP (or any third party) decides to make an offer, the acceptance of the offer requires Board approval, including an evaluation by a special committee composed entirely of independent directors.

License Agreement with CGP: OncoSec has granted an exclusive license to develop, manufacture, commercialize, or otherwise exploit OncoSec's current and future products in the Territory.[1] CGP will pay for all development costs and will also pay up to 20% royalties on the net sales of such products in the Territory less development costs.[1]

Service Agreement with Sirtex: Sirtex will support and assist OncoSec with pre-marketing activities for TAVO™ and VLA in exchange for low single-digit royalties on TAVO™ and other products.

1. The "Territory": China Mainland, Hong Kong, Macau, Taiwan, Armenia, Azerbaijan, Bahrain, Bangladesh, Bhutan, Brunei, Burma, Cambodia, East Timor, Georgia, India, Indonesia, Jordan, Kazakhstan, Kuwait, Kyrgyzstan, Laos, Malaysia, Mongolia, Nepal, Oman, Pakistan, Papua New Guinea, Philippines, Qatar, Saudi Arabia, Singapore, South Korea, Sri Lanka, Tajikistan, Thailand, Turkmenistan, UAE, Uzbekistan, and Vietnam

oncosec IMMUNOTHERAPIES

Relevant Recent Financing History

On **March 29, 2019**, OncoSec entered into a $20 million equity line with Aspire Capital, but was only able to access ~ $2.5 million due to a decline in OncoSec's stock price. Further, the cash obtained from the equity line effectively resulted in OncoSec selling its stock to Aspire at a significant discount.

On **May 20, 2019**, OncoSec announced a 1-for-10 reverse stock split to comply with NASDAQ listing requirements.

On **May 21/22, 2019**, OncoSec had to offer a significant discount (21%) to the market price and 75% warrant coverage in order to close an $11 million financing.

On **May 28, 2019**, the share price closed at $2.58, approximately 36% lower than the closing price of $4.00/share on May 21, 2019, the first day of trading after the reverse split became effective.

As of **October 31, 2019**, OncoSec had approximately $17 million cash on the balance sheet which, based on the latest Form 10-Q, would last through April 2020 because our current burn rate is approximately $2.5 million per month – this number does not take into account the millions of dollars OncoSec has to spend on this costly proxy contest. Also, OncoSec would need to raise significant capital before it can become profitable on a standalone basis.

The proposed CGP/Sirtex transaction reverses OncoSec's trend of raising cash on weak and highly dilutive terms

Proposed CGP/Sirtex Transaction Benefits

Immediate **$30 million cash infusion at a favorable premium to market** to our recent price per share – no warrants or stock discounts included.

The $30 million cash infusion **provides financial certainty and stability for OncoSec shareholders**.

Gives OncoSec the **capital needed to complete its ongoing clinical trials of TAVO™**, including its ongoing KEYNOTE clinical trials combined with Merck's KEYTRUDA®.

Eliminates the "financing overhang" (i.e. the stock price pressure due to our need to raise capital for the foreseeable future in a very challenging and weak biotech market).

Creates a key new biopharma partnership with two established biopharma companies, CGP and Sirtex.

Provides OncoSec with access to **new markets** in the largely inaccessible Chinese market.

CGP and Sirtex are Established Biopharmaceutical Companies and are Ideal Strategic Partners for OncoSec

This proposed transaction will position OncoSec to leverage the experiences, insights and resources of both CGP and Sirtex as OncoSec seeks to gain regulatory approval for TAVO™ and introduce it into a wider range of tumor types

China Grand Pharmaceutical and Healthcare Holdings Limited

CGE 远大健康 CGE HEALTHCARE

- With a market capitalization of ~ $1.8 billion USD*, CGP develops, manufactures and distributes pharmaceutical products and medical devices to retailers and medical organizations.
- Distributes its products to approximately 6,000 hospitals and approximately 30,000 pharmacies and has a sales team of more than 2,000 employees.
- Significant experience in R&D and product commercialization in China, including working with the relevant Chinese regulatory bodies.

Sirtex Medical US Holdings, Inc.

SIRTeX

- Global healthcare business focused on improving the outcomes of people with cancer.
- Commercially approved lead product is a targeted radiation therapy for liver cancer called SIR-Spheres® Y-90 resin microspheres. More than 100,000 doses have been supplied to treat patients with liver cancer at more than 1,000 medical centers in over 40 countries.
- Its global focus on drug development makes it a natural partner for OncoSec as it looks to develop and introduce TAVO™ into markets around the world.

* See OncoSec December 12, 2019 press release

Established and Well-Respected Veteran Biotech Analysts Issued Reports Recognizing the Value of the Proposed Transaction

AllianceGlobalPartners
member FINRA, SIPC

"The recent $30M China Grand Pharmaceutical (CGP) investment removes a potential financing overhang from ONCS, even following their April 2019 $11M raise, in our opinion. We continue to like the recent CGP $30M strategic investment."
– James Molloy, "Brevity is the Soul of Wit – ONCS Quietly Reports FY19, TAVO Filing 1HCY20 Next", November 1, 2019

PiperJaffray

"(W)e estimate the CGP investment would increase OncoSec's pro forma cash to ~$63 million with 22.6 million ONCS shares outstanding."
– Ted Tenthoff, "$30 Million Investment by CGP; KEYNOTE-890 Data at SABCS", October 10, 2019

MAXIM MERCHANT CAPITAL

"CGP acquires shares at a premium (which is also validating of the OncoSec platform), supplies sufficient capital to realize full potential of upcoming catalysts and mitigates the need for a more dilutive equity financing given current market conditions and valuations."
– Jason McCarthy, "A Strategic Move by Management; Brings Cash, Optionality and a Great Partner on Board", October 10, 2019

Transaction Resulted in Significant Media Attention

REUTERS

BRIEF-Oncosec says China Grand Pharmaceutical And Healthcare Holdings to invest

Oct 10 (Reuters) Oncosec

* ONCOSEC ANNOUNCES
AT A PREMIUM TO MARKE
HEALTHCARE HOLDINGS
LICENSE TO TAVO™ IN G
COUNTRIES

Seeking Alpha α

OncoSec +34% premarket after strategic deal for TAVO and VLA

- OncoSec Medical (NASDAQ:ONCS) is up 34% premarket on entering into a strategic transaction with Grand Decade Developments Limited, a direct, wholly-owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings, and its affiliate, Sirtex Medical US Holdings.
- OncoSec will receive a $30M investment from CGP and Sirtex at $2.50/share.
- Upon the closing of this transaction, CGP and Sirtex together will hold 53% of OncoSec common shares and will be entitled to three of nine seats on the OncoSec Board of Directors.

BioWorld

Clarivate Analytics

The news source of record covering the development of innovative human therapies
Actionable Intelligence • Incisive Analysis

October 11, 2019
Volume 30, No. 198

Oncosec Medical Inc., of Pennington, N.J., will receive a $30 million investment from Grand Decade Developments Ltd. at $2.50 per share, subject to shareholder approval. Once the deal closes, Grand Decade and Sirtex Medical U.S. Holdings Inc. will hold 53% of Oncosec's common shares and three Oncosec board seats. In exchange, Oncosec will grant Grand Decade and its affiliates an exclusive license to develop, manufacture, commercialize, or otherwise exploit
nd future products, including Tavo and
eral Lesion Applicator (VLA), in greater
Asian countries. Grand Decade will pay up
the net sales of such products in the 35
tex will support and assist Oncosec with
ities for Tavo and VLA in exchange for low
s on Tavo and VLA net sales outside the 35
ory.

NDPOINTSNEWS
HE BIOPHARMA WORLD IS HERE



PROTOCOLS
quick hits from the biopharma web
Business

OncoSec, a late-stage intratumoral
muno-oncology company, announced an
estment and option deal with **Grand**
ecade, a subsidiary of **China Grand**
armaceutical (CGP). CGP and its
iliate **Sirtex** will invest $30 million in
coSec. In exchange, CGP and Sirtex will receive a controlling share in OncoSec. The deal gives GCP an exclusive license to OncoSec's current and future products and sets a minimum for price-per-share should CGP seek to acquire the rest of the company within the next year.

Big4Bio SAN DIEGO

OncoSec: $30M Strategic Investment at a Premium to Market by CGP in Connection with Exclusive License to TAVO in Greater China and 35 Other Asian Countries More

The Market's Positive Reaction to the Proposed Transaction

When OncoSec announced the potential transaction on October 10, 2019, the market reacted positively to the deal. OncoSec's stock price increased ~35% immediately following announcement of the proposed transaction[3]

Thursday, October 10, 2019 Press Release: OncoSec Announces $30 Million USD Strategic Investment at a Premium to Market by China Grand Pharmaceutical and Healthcare Holdings (CGP) in Connection with Exclusive License to TAVO™ in Greater China and 35 Other Asian Countries


3 Months
Frequency: DA
Thursday, Oct 10, 2019
Symbol Last Volume
ONCS 2.21 11.44m
Wednesday, Oct 9, 2019
Symbol Last Volume
ONCS 1.64 45.22k
2.5
2
16M
Price
Volume
Sep 23
Oct 7
Oct 21
Nov 3
Nov 17
Dec 1

3: Closing price on October 9, 2019, the day prior to announcement of the transaction, compared to the closing price on October 10, 2019, the day the transaction was announced.

There Will be No Change in Board Control

Following the close of the proposed transaction, CGP and Sirtex will have the right to appoint a combined total of three directors to the OncoSec Board, which will then be set at nine directors

OncoSec currently has seven Board Members:

Joon Kim (Appointed Alpha Board Member)

Julie Shin (Appointed Alpha Board Observer)



If the transaction is successful, the Board will expand from seven to nine directors (one current director will resign prior to closing) and CGP and Sirtex will have the right to appoint three non-independent directors:



CGP and Sirtex would have the option to nominate two replacement directors should one or more vacancies open up on the Board. Every director (including Alpha's designee) has a right to nominate director candidates to the Board in the event of a vacancy. There are additional restrictions on CGP and Sirtex's ability to nominate directors – any nominations by CGP or Sirtex would need to be submitted to the Nominating and Corporate Governance Committee, which is comprised of independent members of the Board, for their evaluation.

- OncoSec Directors
- Alpha Holdings Directors
- Proposed CGP/Sirtex Directors

Due to "Baby Shelf" Restrictions, Selling the Same Number of Shares (12 M) in a Market Transaction Would Yield ~ $22 Million Less for OncoSec

- We would have to go to market for capital – likely with unfavorable terms.
- In order to make it to the third quarter of next year, we would need to raise an additional **$10 million** today.
  - *This considers our current cash position and burn rate ($17 million and $2.5 million/month, respectively, as of 10/31/19).*[4]
- Even if we sold every share available to us today (~12 million), we would only be able to raise approximately **$8 million** at most.
  - *This considers limitations under the "baby shelf" rules of the federal securities laws.*
- Importantly, there are no assurances that we could even raise money in any kind of public offering.



Capital Raise Options
Capital from Market
Capital from Transaction
35,000,000
30,000,000
25,000,000
20,000,000
15,000,000
10,000,000
5,000,000
0
Proposed deal

In other words, seeking the type of deal that Alpha has suggested would only give us approximately <u>three</u> additional months of capital at best compared to the <u>12</u> months of capital we stand to receive from the proposed transaction.

The math is simple: **$8 Million** < **$30 Million**

Public Offering — *The Proposed Transaction*

4: Form 10-Q filed by OncoSec on December 13, 2019. https://www.sec.gov/Archives/edgar/data/1444307/000149315219019194/form10-q.htm

An Example: What Happens if the Transaction Gets Voted Down

CGP/Sirtex Proposed Transaction ✓	***Potential Terms for a U.S. bank-led capital raise*** ✗
Stock Price Prior to announcement of transaction = $1.64*	Stock Price Prior to announcement of transaction = $1.64*
Premium offered to market price = + 52%	Estimated discount to market price = - 25%
Price per share = $2.50	Estimated Price per share = $1.23
Warrant Coverage = none	Estimated Warrant Coverage = 100%
Total # of shares = 12M (12M common; 0 warrants)	Total # of shares = 12M (6M common; 6M warrants)
Total Gross Proceeds = $30M	**Total Gross Proceeds = $7.4M**

The math is SIMPLE for the proposed transaction.

MORE FAVORABLE TERMS, LESS DILUTIVE TO SHAREHOLDERS,

OVER 400% GREATER PROCEEDS

*: ONCS's closing price on October 9, 2019.



Comprehensive Strategic Review Process

Despite Intensive Marketing Efforts Over the Past Two Years, There Were No Viable Alternatives

Contrary to Alpha's claims, OncoSec conducted a comprehensive and thorough strategic review process, including engaging in discussions with approximately 175 companies. After exploring all available options, the proposed CGP/Sirtex transaction is the only viable option that resulted from these efforts

4
Business Development Brokers
Destum, PierCap, Sage Group, and Torreya were engaged to help potential business development

~175
Biopharmaceutical Companies
were contacted by OncoSec's advisors regarding interest in OncoSec

~70
Meetings / presentations
were held

~22
Prospective Partners
entered confidentiality agreements with OncoSec

1
Viable transaction with CGP and Sirtex

Strategic Review Process Timeline

OncoSec extensively sought potential opportunities to enhance shareholder value. OncoSec engaged business development brokers, independent advisors and investment banks to evaluate all of OncoSec's options, including obtaining a strategic partnership and the potential sale of OncoSec

Date	Key Event
January 2018	OncoSec hires Destum Partners to evaluate potential licensing transactions.
April 2018	OncoSec and Torreya Partners LLC ("Torreya") begin to discuss strategic alternatives available to secure capital.
December 2018	OncoSec hires PierCap Partners to run a formal process seeking strategic alternatives, with a focus on M&A.
Late 2018	OncoSec retains Sage Group to seek licensing-related transactions.
March 2019	Board engages Torreya to assist OncoSec in considering prospective acquirers and partners.
April 2019	With Torreya's assistance, OncoSec engages in discussions with CGP and Sirtex regarding potential transaction structures, including a potential acquisition.
May 2019	OncoSec completes a heavily discounted underwritten offering of its common stock with 75% warrant coverage.
May 2019	The Board discusses the possibility of a transaction with CGP and Sirtex, including potential acquisition.
Aug. - Oct. 2019	OncoSec holds multiple Board meetings to discuss the proposed CGP and Sirtex transaction.
August 2019	The Board appoints a Special Committee of three independent members of the Board with respect to the potential transaction.
October 2019	The Board determines the potential CGP/Sirtex transaction is in the best interests of OncoSec's shareholders and votes to approve it. Mr. Kim votes against the transaction, including submitting it to a shareholder vote.
October 10, 2019	OncoSec issues a press release announcing the proposed strategic transaction with CGP and Sirtex.



The Alpha Campaign

Overview of Alpha Holdings

Alpha Holdings describes itself as a "top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials."

- **Headquarters:** Seongnam, South Korea
- **CEO:** Hee Do Koo
- **Founded:** 2002
- **Ticker:** KOSDAQ: 117670

7



Bloomberg
Alpha Holdings Inc
Alpha Holdings, Inc. designs and manufactures semiconductor solutions. The Company's products owns multiple Internet Protocol (IP)s and products such as Mobile High-Definition Link (MHL) and High Definition Multimedia Interface (HDMI).
CURRENT PRICE
117670:KS 8,000.00 KRW ▼-1,180.00 -12.85% AS OF 01:59 AM EST 12/11/2019
SEE QUOTE
SECTOR
Technology
INDUSTRY
Semiconductors
SUB-INDUSTRY
Semiconductor Devices
FOUNDED
11/01/2002
ADDRESS
PHONE
82-70-4600-
WEBSITE
www.alphachips.com
NO. OF EMPLOYEES
125



Collaborations
BT Partnership
ONCOSEC

6



Collaborations
IT Partnership

5

We believe that it's clear Alpha Holdings' real experience is in the semiconductor, <u>not biotechnology</u>, sector.

5. Alpha Holdings website, last accessed on December 13, 2019. http://www.alphachips.com/partner/partner_010100.php
6. Alpha Holdings website, last accessed on December 13, 2019. http://www.alphachips.com/partner/partner_020100.php
7. Bloomberg Profile on Alpha Holdings, last accessed on December 13, 2019. https://www.bloomberg.com/profile/company/117670:KS

How We Got Here

Engagement Timeline

Date	Key Event
April 2018	Alpha approaches OncoSec to discuss making an investment.
August 31, 2018	OncoSec and Alpha Holdings enter a stock purchase agreement, pursuant to which Alpha Holdings will invest up to $15 million in return for ~15.5% of OncoSec.
October 9, 2018	OncoSec appoints Alpha Holdings' designee, Julie Shin, to the Board Observer position.
December 20, 2018	Alpha Holdings' board appointee, Joon Kim, is appointed to the Board.
May 21, 2019	Alpha participates in OncoSec's May financing, which included a significant discount (21%) and warrant coverage (75%).
May 30, 2019	The Board holds a meeting (which Alpha's Board appointee attends) where, among other things, the possibility of a transaction with CGP and Sirtex is discussed.
July 15-17, 2019	Alpha acquires 120,000 shares of OncoSec's common stock on the open market.
On or about August 22, 2019	Alpha votes against a proposal to increase the number of authorized shares by 29 million shares. Alpha demands that OncoSec only increase the authorized share count by 10 million shares. The special meeting to vote on the increase is held and then adjourned until Sep. 5 in order to comply with Alpha's demands.
September 5, 2019	OncoSec holds the special meeting to, among other things, increase authorized common stock by 10 million shares.
October 7, 2019	The Board determines the potential CGP/Sirtex transaction is in the best interests of OncoSec's shareholders and votes to approve it. **Mr. Kim votes against the transaction, including submitting it to a shareholder vote.**
October 10, 2019	OncoSec, CGP and Sirtex announce the proposed transaction. Alpha sends a letter to OncoSec demanding to examine OncoSec's books and records.
October 15, 2019	Alpha discloses its intent to solicit proxies from OncoSec's stockholders to vote against the proposed transaction.
October 25, 2019	Dan O'Connor sends a letter to the CEO of Alpha, outlining why OncoSec believes the proposed transaction would be beneficial.
October 29, 2019	Alpha files two lawsuits in connection with the proposed transaction.
Today	**OncoSec continues to divert time and resources defending against Alpha's campaign.**

Alpha has Refused to Engage Constructively and Has Presented No Alternative Plan

- We made repeated attempts at constructive dialogue with Alpha to better understand its rationale for launching this costly and unnecessary proxy contest against the proposed transaction against OncoSec at a critical juncture in the life of OncoSec.
- Alpha has offered no alternative strategy or plan for value creation, even though OncoSec has been extremely transparent about its near-term capital requirements.
- Further, Alpha has now launched costly and unnecessary litigations against OncoSec in Nevada – forcing OncoSec to spend millions of dollars on multiple lawsuits and diverting our limited resources away from clinical trials and other critical aspects of our business.
- We believe Alpha has a goal in mind that is not aligned with creating value for all other OncoSec shareholders – whether that is seeking to gain control of OncoSec or our assets without paying a premium or some other self-serving objective.
- In fact, Alpha has made it clear that it wants other OncoSec shareholders to foot the bill for its gambit, without giving them a say. As noted in Alpha's definitive proxy:

Definitive Proxy Statement[8]

> $100,000. Alpha intends to seek reimbursement from the Company of all expenses it incurs in connection with this solicitation. Alpha does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

Dan O'Connor's Letter to Alpha Holdings CEO (10/25/19): "*Mr. Koo, even if you are personally frustrated with my leadership and OncoSec, I am making an appeal to you to exercise your power to allow this transaction to proceed – which we firmly believe is in the best interests of both our shareholders and patients. My commitment to you is that I will continue to fight to make the Company more valuable than it is today.*"

SOLICITATION OF PROXIES

8: Proxy Statement filed by Alpha on December 6, 2019
https://www.sec.gov/Archives/edgar/data/1444307/000121390019025467/defn14a1219_alphabiolabsinc.htm

Alpha is Suing OncoSec to Enjoin the Shareholder Meeting and is Seeking to Block the Shareholder Vote

- In October, Alpha filed a class action against OncoSec in Nevada. Alpha's lawsuit seeks to prevent the shareholder meeting to vote on the proposed transaction from ever occurring.
- Alpha is attempting to disenfranchise other shareholders through litigation in order to **stop the shareholder meeting – preventing other investors from casting their votes**.
- OncoSec believes Alpha's proxy solicitation violates the express terms of the Stock Purchase Agreement ("SPA") between OncoSec and Alpha. In the SPA, Alpha expressly agreed that it would not engage in any solicitation of proxies with regard to any matter involving OncoSec.
    - Alpha now argues that restriction is no longer applicable due to the proposed transaction.
- As a result, OncoSec is forced to spend millions of dollars on these multiple legal actions, diverting precious funds away from our clinical trials and other critical aspects of our business.

At every turn, Alpha Holdings has attempted to use legal mechanisms to prevent the transaction from even being presented to our shareholders for their consideration and push through Alpha's own agenda

Alpha's Voting Scheme, Misleading Claims and Lack of Credibility

Alpha's Voting Scheme: Alpha's Voting Tactics Risk Disenfranchising Shareholders

- Alpha is soliciting shareholder votes – **but may not cast any of them** if not casting votes can help them prevent a quorum.
- In our view, this is the **epitome of shareholder disenfranchisement** – and demonstrates Alpha's disregard for the views of other OncoSec shareholders.
- We believe this has caused **significant confusion** among our shareholders and could be in violation of the proxy rules designed to protect shareholders.

Alpha's Voting Scheme (Cont.)

In Alpha's revised preliminary proxy materials dated December 3, 2019, Alpha admitted for the first time it was soliciting shareholders for votes that might never be cast

"If we obtain a sufficient number of votes **AGAINST** the proposal being submitted at the Special Meeting for stockholders to clearly defeat the proposal, we will vote your shares. However, there are circumstances under which it may be possible to defeat the proposal by withholding proxies and denying the Company a quorum (for the reasons discussed herein). **ALPHA WOULD LIKE, IS REQUESTING, AND BY SIGNING THE BLUE PROXY CARD, A STOCKHOLDER WILL BE GRANTING TO ALPHA, THE FLEXIBILITY TO EXERCISE THIS OPTION TO WITHHOLD YOUR PROXY IN THE EVENT THAT ALPHA DETERMINES IN GOOD FAITH THAT DOING SO MAY BE THE MOST EFFICIENT MEANS TO DEFEAT THE PROPOSED TRANSACTION**. For further information regarding this condition to your proxy, see 'Voting and Proxy Procedures.'"[9]

An Expert Agreed Alpha's Voting Tactics Hurt Shareholders

The Deal

*"University of Delaware Professor Charles Elson reviewed Alpha's latest proxy and the response from OncoSec. Elson is a corporate governance expert. 'I'm unfamiliar with anyone withholding proxies to prevent a quorum. I've seen investors withhold their own proxies, **but this strikes me as unfair to other shareholders. It's a very hard move**,' he said."* (The Deal, 12/5/19)[10]

9: 12/3/19 Alpha Holdings Preliminary Proxy Statement https://www.sec.gov/Archives/edgar/data/1444307/000121390019025186/prrn14a1119a2_alphaholdings.htm
10:https://pipeline.thedeal.com/article/20002779/index.dl

Alpha Holdings Revised its Proxy Statement After Public Pressure

In response to Alpha's preliminary proxy materials on December 3, 2019, OncoSec issued a press release highlighting concerns with Alpha's voting tactics

OncoSec Comments on Disturbing Elements of Alpha Holdings' Revised Preliminary Proxy Filing

Alpha Admits that it May Discard Proxies Given to Them Rather than Voting Them as Instructed by Shareholders

OncoSec Believes Alpha's Proposed Voting Scheme Could Disenfranchise Shareholders and Potentially Violate Federal Securities Laws

Vote "FOR" the CGP/Sirtex Transaction on the WHITE Proxy Card Today

OncoSec's Press Release (12/4/19)[11]: "We believe that Alpha is trying to game the system to engineer their preferred outcome. It is extremely unfair and patently absurd to ask shareholders to submit proxies that Alpha 'might' vote or might simply discard, at Alpha's sole discretion. We believe this is highly irregular and demonstrates Alpha's troubling disregard for the votes – and best interests – of other OncoSec shareholders."

Then, before Alpha filed its definitive proxy materials following completion of SEC review, Alpha had to make additional disclosures to clarify that Alpha could choose whether or not to submit proxies from shareholders

Preliminary Proxy Statement (12/4/19)[12]:

Our goal is to defeat the Proposed Transaction. There are two ways to do so. If you complete and return a BLUE proxy card to us, and unless you direct otherwise, if we obtain a sufficient number of votes AGAINST the ~~proposal~~Strategic Partner Stock Issuance Proposal being submitted at the Special Meeting for stockholders to clearly defeat the proposal, we will vote your shares AGAINST. However, there are circumstances under which it may be possible to defeat the proposal by withholding proxies and denying the Company a quorum (for the reasons discussed herein). ~~ALPHA WOULD LIKE, IS REQUESTING, AND BY SIGNING THE BLUE PROXY CARD, A STOCKHOLDER WILL BE GRANTING TO ALPHA, THE FLEXIBILITY TO EXERCISE THIS OPTION TO WITHHOLD YOUR PROXY IN THE EVENT THAT ALPHA DETERMINES IN GOOD FAITH THAT DOING SO MAY BE THE MOST EFFICIENT MEANS TO DEFEAT THE PROPOSED TRANSACTION. For further information regarding this condition to your proxy, see "Voting and Proxy Procedures."~~IF YOU COMPLETE AND RETURN A BLUE PROXY CARD TO US, AND UNLESS YOU DIRECT OTHERWISE, WE MAY DETERMINE NOT TO PRESENT YOUR PROXY CARD AT THE SPECIAL MEETING IF WE BELIEVE THAT THE PROPOSAL BEING SUBMITTED AT THE SPECIAL MEETING OF STOCKHOLDERS IS LESS LIKELY TO BE APPROVED IF YOUR SHARES ARE NOT REPRESENTED AT THE SPECIAL MEETING (BY MAKING IT MORE DIFFICULT FOR MORE THAN 50% OF THE OUTSTANDING SHARES TO BE PRESENT IN PERSON OR BY PROXY) THAN IF THEY ARE REPRESENTATED AT THE SPECIAL MEETING. Accordingly, you understand that by voting AGAINST the Strategic Partner Stock Issuance Proposal on the enclosed BLUE proxy card you are authorizing us to determine not to have your shares represented at the Special Meeting if we believe in good faith that such course of action will defeat the Proposed Transaction. However, if a BLUE proxy card is properly marked to vote FOR or ABSTAIN on the Strategic Partner Stock Issuance Proposal and is not revoked, we will make reasonable efforts to vote FOR or ABSTAIN, as applicable at the Special Meeting, however, we may not be able to do so. Accordingly, if you intend to vote FOR the Strategic Transaction or ABSTAIN you should utilize OncoSec's WHITE proxy card and not Alpha's BLUE proxy card.

11: 12/4/19 OncoSec Press Release: https://www.businesswire.com/news/home/20191204005531/en/OncoSec-Comments-Disturbing-Elements-Alpha-Holdings%E2%80%99-Revised
12: 12/4/19 Alpha Holdings Preliminary Proxy Statement: https://www.sec.gov/Archives/edgar/data/1444307/000121390019025333/prrn14a1119a3_alphaholdings.htm

What's the Harm? The Voices of Many Retail Investors May be Ignored

Why don't all of Alpha's voting materials (like its website) make its quorum strategy clear?

- Votes are coming in on Alpha's BLUE card FOR the transaction – *votes that may never be cast.*
- OncoSec has a high percentage of retail investors who are not familiar with the proxy solicitation process and who we believe do not necessarily understand the nuances of the game Alpha is playing.
- **We think Alpha's atypical proxy instructions are confusing. Unless shareholders carefully read—and understand—the fine print, our shareholders who vote to support the deal on Alpha's card may never know what has occurred – which all goes back to Alpha's disregard for other OncoSec shareholders.**

13



Vote No OncoSec
How To Vote
How Should You Vote?
You can vote AGAINST the Strategic Partner Stock Issuance Proposal by proxy in one of the following three convenient ways:
Mail
Internet
Phone



BLUE VOTING INSTRUCTION FORM

ONCOSEC MEDICAL INCORPORATED

SPECIAL MEETING OF STOCKHOLDERS

THIS VOTING INSTRUCTION FORM IS SOLICITED ON BEHALF OF ALPHA HOLDINGS, INC. AND ALPHA BIOLABS, INC. IN THEIR PROXY SOLICITATION

THE BOARD OF DIRECTORS OF ONCOSEC MEDICAL INCORPORATED IS NOT SOLICITING THIS VOTING INSTRUCTION FORM

If this voting instruction form is properly marked to vote FOR or ABSTAIN and is not revoked, and should the proxyholder decide to withhold proxies at the Special Meeting, your vote will not be counted.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSAL BELOW, THIS VOTING INSTRUCTION FORM WILL BE VOTED "AGAINST" PROPOSAL 1 AND SHALL AUTHORIZE THE PROXYHOLDERS TO DECLINE TO PRESENT THIS VOTING INSTRUCTION FORM AT THE SPECIAL MEETING.

By signing this voting instruction form, the undersigned authorizes the proxyholders to decline to present this voting instruction form at the Special Meeting if they believe that Proposal 1 is less likely to be approved if the undersigned's shares are not represented at the Special Meeting (by making it more difficult for more than 50% of the outstanding shares to be present in person or by proxy) than if they are represented at the Special Meeting. Accordingly, if the undersigned intends to vote FOR Proposal 1 or ABSTAIN from voting on Proposal 1, the undersigned should utilize OncoSec's WHITE voting instruction form and not Alpha's BLUE voting instruction form.

13: https://votenooncosec.com/how-to-vote/

Alpha Holdings Continues to Exaggerate its Relationship with OncoSec (Part 1)

Since September 2018, Alpha has issued 39 press releases about OncoSec, in which it has continuously presented inaccurate statements regarding the relationship between OncoSec and Alpha.*
Sampling of inaccuracies include:

Inaccurately told shareholders it signed with the Dana-Farber Cancer Institute:

In a July 3, 2019 press release: "Alpha Holdings signed an agreement with OncoSec on a joint development agreement with the Dana-Farber Cancer Institute."[14]

OncoSec offered Alpha the opportunity to be a co-signer on the Dana Farber deal, but Alpha actually turned it down.



alpha HOLDINGS
Alpha Holdings
IT Business
BT Businees
Collaborations
IR
Careers
GLOBAL
IR
Press Release
Stock information

Press Release

[20190701] Alpha Holdings Co Develops ON COS DANAFAVER for Solid Car Cancer Treatment — Operators 07/03/20 9 | Views: 2927

Attachment | No attachment

Alpha Holdings signed an agreement with OncoSec on a joint development agreement with the Dana-Farber Cancer Institute.

OncoSec will now own patents on the exclusive rights of the CAR-T drug substance and the results of the research to be carried out under the cooperation, and the study will be carried out using Dana Faber's next-generation dual-target CAR-T technology. The study will be conducted by Wayne A. Marasco, a professor at Harvard Medical School, Dana Faber Cancer Hospital. I'm a doctor.

CAR T, developed by Dana Faber, is effective for solid cancers and has been shown to minimize side effects. While CAR T has made remarkable achievements in the field of blood cancer, there are no CAT T treatments for treating solid cancer. Oncosec interleukin 12 is a mechanism that induces an immune response and is expected to have a therapeutic effect when co administered with CAR T.

*Press releases are screenshots of English translations of Alpha's website.
14. 7/3/19 Alpha Holdings Press Release http://www.alphachips.com/ir/ir_010100-view.php?search_kind=&search_text=&board_name=news&gotopage=1&no=17

Alpha Holdings Continues to Exaggerate its Relationship with OncoSec (Part 2)

Inaccurately told its shareholders it is developing technology

Alpha Holdings has identified itself as an OncoSec investor in U.S. SEC filings, yet it is telling its Korean shareholders that it is *"aiming to develop innovative new drugs as targeted anti-cancer drugs … through investment in R&D in partnership with promising biocompanies in overseas markets."*[15]



[20190207] Alpha Holdings adds three more oncosec sections ... combination clinical 2b cruise — Operators 02/08/2019 Views: 4693

Attachment | No attachment

Alpha Holdings adds three more oncosec segments

Alpha Holdings said on July 7 that the objective response rate is on the rise and the oncosec melanoma combination is in cruising.
According to Alpha Holdings, OncoSec, Inc. , has updated the ongoing concurrent clinical trial 2b KEYNOTE-695 data for Merck's Kitruda and melanoma patients today (local time).

OncoSec reported that 1 out of 21 patients evaluated to date, with 4 complete and 4 partial involvement, recorded an objective response rate of 24%.
The intermediate data is higher than the existing 22% objective response rate, and the KEYNOTE-695 clinical trials are progressing smoothly.
can do.

Shortly after the release of Oncosec's clinical data, US investment banker Piper Zephyrry analyst Edward Terhoff said it was impressiv
We maintain our Overweight target price of US $ 3 and our Overweight rating.

KEYNOTE-695 will be available to 100 patients with melanoma by the end of 2019.
Since it is designated as an Orphan Drug , it is expected to be approved by FDA in 2020 based on accelerated approval.

A Alpha Holdings official said, "We are developing a second-line treatment for patients with melanoma who do not respond to Kitruda
in this secondary treatment market, an objective response rate of more than 20% is competitive enough. "
It will be updated periodically and the pipeline and platform values will be reassessed. "



Press Release

[20191213] Alpha Holdings Announces Interim Clinical Phase II Tri-negative Breast Cancer in the US — operator 2019.12.13 views: 129

File | No files

Participated in San Antonio Breast Cancer Symposium with objective response rate of 27.3%

KOSDAQ-listed Alpha Holdings announced on 13th that US subsidiary Oncosec successfully presented intermediate data for Phase II clinical trial of KEYNOTE 890 in combination with triple breast cancer at the San Antonio Breast Cancer Symposium.



Alpha Holdings, Oncosek's largest shareholder… Entered into next-generation immune anticancer drug market using interleukin-12

According to Alpha Holdings, the recently acquired Nasdaq listed biotech company OncoSec Medical Incorporated (ONCS)
New drug developer that develops immune anticancer drugs using IL-12 (interleukin-12), a global pharmaceutical company Merck

Alpha Holdings Continues to Exaggerate its Relationship with OncoSec (Part 3)

Inaccurately represents OncoSec as a Biotech "BT Partnership" on its website


alpha
HOLDINGS
Alpha Holdings
IT Business
BT Business
Collaborations
IR
Careers
GLOBAL
Collaborations
IT Partnership
BT Partnership
BT Partnership
ONCOSEC
ONCOSEC
OncoSec is a Nasdaq-listed company and an anticancer drug company that develops interleukin (IL) -12.
-OncoSec is emerging as a platform company that can develop not only IL-12 but also other new drugs by utilizing DNA plasmid and electroporation equipment.
Move home page

We find these <u>MULTIPLE</u> misrepresentations troubling and believe they call into question Alpha's true intentions in wanting to block the proposed CGP/Sirtex transaction: Does Alpha truly care about what is best for all OncoSec shareholders, or is it more concerned with the negative optics vis-a-vis its own stakeholders if OncoSec enters into a transaction with CGP and Sirtex after Alpha has overstated its relationship with OncoSec?

16: Alpha Holdings website, last accessed on 11/29/19. http://www.alphachips.com/eng//main/index.php

Alpha's Misleading Claims

Alpha Holdings Claim	OncoSec Reality
× The Board somehow effectively lowered the threshold for voting requirements in the proxy because it was concerned that our shareholders would not approve the transaction.[17]	✓ In order to have an effective shareholder meeting, we need to have a "quorum," which means a majority of the outstanding shares have to be voted in order to even have a meeting at which action can be taken. ✓ Alpha is trying to draw attention away from its tactic of trying to collect your vote while telling you that they may not cast <u>any</u> votes bestowed on them as a proxyholder if doing so can prevent OncoSec from obtaining the quorum necessary to vote on the transaction.
× The "so-called 'option'" [Alpha's words] would facilitate China Grand acquiring the rest of OncoSec for $4.50.[17]	✓ Should CGP seek to offer to acquire the outstanding shares of OncoSec within the 12 months following the closing of the transaction, the CGP Purchase Agreement provides that the offer price for the outstanding shares of OncoSec must be the greater of $4.50 per share or 110% of the last closing stock price of the common stock on the date prior to making such an offer. ✓ *This is not a right to acquire the outstanding shares of OncoSec for $4.50 or higher, but rather the ability to **OFFER** to do so.* ✓ This is a provision we, OncoSec, sought to include in the agreement with CGP because we wanted our shareholders, as well as the world at large to know that we would not even entertain an OFFER to acquire OncoSec for less than $4.50. ✓ We believe Alpha is trying to convince readers to see this option through the misleading lens of the option being a floor versus a ceiling. ✓ Despite Alpha's efforts to distort and confuse, the reality is that OncoSec's Board is not obligated to accept any such offer from CGP and that a special committee of independent directors would evaluate any such offer.
× OncoSec "falsely" claims Alpha may not be able to solicit proxies.[18]	This statement is anything but false. ✓ OncoSec believes Alpha's proxy solicitation violates the terms of the August 31, 2018 Stock Purchase Agreement ("SPA") between OncoSec and Alpha. ✓ The SPA provides that Alpha <u>***will not engage in any solicitation of proxies with regard to any matter involving OncoSec.***</u> ✓ Importantly, we believe that none of the five termination events for the prohibition on solicitation of proxies have occurred – and therefore Alpha is violating its agreement. ✓ Alpha is now arguing that the standstill was terminated.

17. Alpha Press Release, December 6, 2019
18. Alpha Press Release, December 5, 2019

Alpha Holdings has a History of Poor Engagement with Companies in its Portfolio

Alpha Holdings has a history of destructive engagement with its portfolio companies. It appears that, once again, Alpha is following a similar playbook, to the detriment of OncoSec's shareholders

Jefferson
Philadelphia University + Thomas Jefferson University
HOME OF SIDNEY KIMMEL MEDICAL COLLEGE

- In its **April 2018** complaint against Chris Kim et al., Alpha sued to, among other things, enforce its right of first refusal with respect to Viral Gene, Inc., a company in which Alpha had previously made an approximately $13M investment, after the defendants transferred interests to Coagentus.[19]
- On **May 10, 2018**, Alpha Holdings was denied a motion to seal portions of their complaint.
- On **August 21, 2018**, Vice Chancellor Glasscock of the Delaware Court of Chancery wrote an unpublished opinion stating his desire for civility and noting the "picayune disputes in the competing scheduling orders."
- In the same opinion, Vice Chancellor Glasscock noted that he tried for months to defer to the discretion of the parties per the "norms and traditions" of the court, but that the parties had been unable to resolve their disputes.[20]

19: Verified Shareholder Derivative Complaint, *Alpha Holdings, Inc. v. Kim*, C.A. No. 2018-0283-SG, 2018 Del. Ch. LEXIS 286.
20: *Alpha Holdings, Inc. v. Kim*, C.A. No. 2018-0283-SG, 2018 Del. Ch. LEXIS 286.

Contact Information

Investors

MORROW
SODALI

509 Madison Avenue, Suite 1608
New York, NY 10022
Stockholders Call Toll Free: (800) 662-5200
E-mail: ONCS@morrowsodali.com

Media

Gem Hopkins, Head of Corporate Communications
858-210-7334
ghopkins@oncosec.com

Sloane & Company
Dan Zacchei / Joe Germani, 212-486-9500
dzacchei@sloanepr.com / jgermani@sloanepr.com


Thank You

oncosec™
IMMUNOTHERAPIES

Vote on the WHITE Proxy Card Today to Support OncoSec's Strategic Partnership with CGP and Sirtex

www.AdvancingOncoSec.com

HEADQUARTERS
24 NORTH MAIN ST.
PENNINGTON, NJ

SCIENTIFIC LAB & RESEARCH
3565 GENERAL ATOMICS CT.
SAN DIEGO, CA



Appendix

OncoSec Last Two Years Key Events



$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
6.000
5.000
4.000
3.000
2.000
1.000
0.000
Daily Vol. (in mm)
Share Price
02/06/18: closed public offering of $23mm @ $15.00/share[1]
09/04/18: announced $15mm at the market investment from Alpha Holdings @ $15.00/share[1]
11/06/18: announced preliminary data from Phase 2 KEYNOTE-695 showing 22% BORR and 33% DCR
12/10/18: closed the second tranche $7mm investment from Alpha Holdings @ $15.00/share[1]
02/01/19: provided updated KEYNOTE-695 data showing 24% ORR
11/07/17: announced positive long-term data from Phase 2 OMS I-102 showing 57% PFS at 15 months
05/20/19: announced 1-for-10 reverse stock split
05/28/19: closed public offering of $11mm @ $3.15/share + 2.6mm warrants with strike of $3.45/share
Oct-17
Nov-17
Dec-17
Jan-18
Feb-18
Mar-18
Apr-18
May-18
Jun-18
Jul-18
Aug-18
Sep-18
Oct-18
Nov-18
Dec-18
Jan-19
Feb-19
Mar-19
Apr-19
May-19
Jun-19
Jul-19
Aug-19
Sep-19

Source: Capital IQ and Company press release, market data as of 10/04/19; Note: 1. adjusted for 1-for-10 reverse split completed in May 2019

The Promise of Immunotherapy Has Yet to Be Fully Realized



THE PROMISE

Instead of cytotoxic agents, use the body's own immune system against tumors

Immunotherapy in many forms — like checkpoint therapy — have had **unprecedented success** in halting or shrinking cancer

How Checkpoint Inhibitors Work

1. **Molecular switches known as checkpoints normally prevent T-cells from attacking healthy tissue**
2. **When these checkpoints, such as PD-1 and PD-L1, are hijacked by cancer cells, the immune system's T-cell response is switched off, allowing tumors to grow**
3. **Checkpoint inhibitors flip the switch back on, freeing the immune response so that T-cells are activated and destroy the cancer cells**

Yet, there are still too many patients who are not benefiting from these therapies

Checkpoint Non-response in 50-90% of Cases

TUMOR TYPE	% OF CHECKPOINT NON-RESPONDERS
MELANOMA	~60-80%
TRIPLE NEGATIVE BREAST	~95%
HEAD AND NECK	~68-86%
CERVICAL	~86%
SUBCUTANEOUS T-CELL LYMPHOMA	~57%

KEYTRUDA®

Powerful drugs (like KEYTRUDA®) have been highly successful for some patients, but not the majority

90% of cancers are solid tumors. Of these:



~30%

~70%

Hot Tumors

Have T-cells and cancer fighters

Respond to checkpoint therapies

Cold Tumors

Have immunosuppressive cells

Have few or no T-cells

Do not respond to checkpoint therapies

There is an industry effort underway to improve response rates through new therapies or additional therapies

oncosec IMMUNOTHERAPIES

TAVO™ is Capable of Reversing Resistance to Checkpoint Therapies

TAVO™ is a proinflammatory signaling cytokine designed to enhance local delivery and uptake of DNA based interleukin IL-12 directly into tumors. Administered locally at the tumor site, TAVO™ plasmid IL-12 kicks off a chain reaction that spurs the cells to manufacture more IL-12, which turns the tumor hot and **enables checkpoint therapies to be effective**

Well Tolerated

TAVO™ leverages IL-12, a naturally occurring chemical in the body; intratumoral approach avoids systemic toxicity

Intratumoral Approach with Abscopal Effect

Clinical data in five tumor types showing evidence of anti-tumor activity with whole body (abscopal) effect

Cold to Hot

Clinical data shows TAVO™ induces local expression of IL-12, converting immunologically suppressed "cold" tumors into T-cell inflamed "hot" tumors

Sustainable

Highly scalable with low manufacturing costs, potentially offering an innovative treatment option well below the cost of other biologic drug therapies

Exhibit 1

- Reuters: CORRECTED-BRIEF-Oncosec says China Grand Pharmaceutical And Healthcare Holdings to invest $30 Mln in Co
  - Reuters UK: CORRECTED-BRIEF-Oncosec says China Grand Pharmaceutical And Healthcare Holdings to invest $30 Mln in Co
  - Yahoo News: CORRECTED-BRIEF-Oncosec says China Grand Pharmaceutical And Healthcare Holdings to invest $30 Mln in Co (Reuters Syndication)
- Endpoints News: Zantac pulled off shelves due to cancer scare; The ugly truth for Motif Bio
  - Endpoints' Newsletter: Oct. 10, 2019 – AbbVie's big breakup costs partner $330M in cash; Bill Gates backs the synthetic biology 'revolution' at Ginkgo
- Awesome Capital: OncoSec up after strategic deal for TAVO and VLA
- Awesome Investor: OncoSec up after strategic deal for TAVO and VLA
- Big4Bio: San Diego: Oct 10: Illumina's Dilemma; Poseida's New COO; 'Death Star' Bacterial Structures (newsletter)
- ChinaBio Today: China Grand Pharma Pays $30 Million for Majority Stake in US-Based OncoSec
- Seeking Alpha: OncoSec +34% premarket after strategic deal for TAVO and VLA
  - Seeking Alpha: BBBY, ONCS among premarket gainers
  - Seeking Alpha: BBBY, FSCT, PCG and RARX among midday movers
  - Seeking Alpha: Healthcare - Top 5 Gainers / Losers

Risk Factors and Forward Looking Statements

This presentation, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company's current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified, and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the SEC. Please refer to the risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2019 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC's website www.sec.gov), as well as other factors described from time to time in the Company's filings with the SEC.

Disclaimer

This presentation has been designed to provide general information about OncoSec Medical Incorporated (the "Company"). Any information contained or referenced herein is suitable only as an introduction to the Company. The reader is strongly encouraged to refer to and supplement this presentation with information the Company has filed with the Securities and Exchange Commission (the "SEC").

The Company makes no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this presentation, and nothing contained herein is, or shall be, relied upon as a promise or representation, whether as to the past or to the future. This presentation does not purpose to include all of the information that may be required to evaluate the subject matter herein and the reader is encouraged to conduct his or her own independent analysis of the Company and the data contained or referred to herein.

The Company has neither sought nor obtained consent from any third party for the use of previously published information. Any such statement or information should not be viewed as indicating the support of such third party for the views expressed herein. The Company shall not be responsible or have any liability for any misinformation contained in any third party report, SEC or other regulatory filing. All registered or unregistered service marks, trademarks and trade names referred to in this presentation are the property of their respective owners and the Company's use herein does not imply an affiliation with, or endorsement by, the owners of these service marks, trademarks and trade names.

This presentation is provided merely for general information purposes and is not intended to be, nor should it be, construed as (1) investment, financial, tax or legal advice, (2) a recommendation to buy or sell any security or (3) an offer or solicitation to subscribe for or purchase any security. This presentation does not consider the investment objective, financial situation, suitability or the particular need or circumstances of any specific individual who may receive or review this presentation, and may not be taken as advice on the merits of any investment decision. Although the Company believes the information herein to be reliable, the Company and persons acting on its behalf make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes, except as provided for by law, and the Company expressly disclaims any liability relating to those statements or communications (or any inaccuracies or omissions therein).

Important Additional Information and Where to Find It

This presentation is made in respect of the proposed transaction involving the Company, Grand Decade Developments Limited, a direct, wholly-owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited, and Sirtex Medical US Holdings, Inc. The Company plans to hold a special meeting of stockholders (the "Special Meeting") in connection with the proposed transaction. The Company has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for the Special Meeting. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY'S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER DOCUMENTS FILED WITH THE SEC) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement and accompanying **WHITE** proxy card, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC's website at www.sec.gov or from the Investor Relations section of the Company's website (www.oncosec.com) after such materials are electronically filed with, or furnished to, the SEC.